SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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PACCAR INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on April 26, 2005.
      The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Item 1 and AGAINST Items 2 and 3.
      Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

/s/ Mark C. Pigott

Mark C. Pigott
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Stockholders
       The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 26, 2005, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect three directors to serve three-year terms ending in 2008.

2.	To vote on a stockholder proposal regarding the annual election of all directors.

3.	To vote on a stockholder proposal regarding a director vote threshold.

4.	To transact such other business as may properly come before the meeting.
      Stockholders entitled to vote at this meeting are those of record as of the close of business on February 28, 2005.
      IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.
      Directions to the Meydenbauer Center can be found on the back cover of the attached Proxy Statement.

By order of the Board of Directors

/s/ J.M. D’Amato

J. M. D’Amato
Secretary
Bellevue, Washington
March 18, 2005

PROXY STATEMENT

      The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders on April 26, 2005, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The proxy statement and proxy form were first sent to stockholders on or about March 18, 2005.
GENERAL INFORMATION
Voting Rights
      Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 28, 2005. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on February 28, 2005, the Company had 174,156,075 shares of common stock outstanding and entitled to vote.
      Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing the proxy form either by mail, telephone, or the Internet.
Voting by Proxy
      Mark C. Pigott and David K. Newbigging are designated proxy holders to vote shares on behalf of stockholders at the 2005 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.
      The Trustee for the PACCAR Inc Savings Investment Plan (the SIP Plan) votes shares held in the SIP Plan according to each member’s instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided for in the SIP Plan.
Proxy Voting Procedures
      The proxy form allows registered stockholders to vote in one of three ways:
      Mail. Stockholders may complete, sign, date, and return the proxy form in the pre-addressed, postage-paid envelope provided.
      Telephone. Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.
      Internet. Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.
      Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

      Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.
      Revoking Proxy Voting Instructions. A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.
Online Delivery of Annual Meeting Materials
      PACCAR’s 2004 annual report and the 2005 proxy statement are available on PACCAR’s website at www.paccar.com/financials.asp. Registered stockholders who previously elected to receive these documents electronically and now wish to receive paper copies of the annual report and proxy statement may contact the Company’s transfer agent, Wells Fargo Shareowner Services, at 1.800.468.9716 or visit www.econsent.com/pcar/. Stockholders who hold PACCAR stock in street name must contact their bank or broker to change their election and receive paper copies of the annual report and proxy statement.
      Registered stockholders can receive future proxy statements and annual reports in electronic format, instead of receiving paper documents, by registering at www.econsent.com/pcar/. Stockholders who hold PACCAR stock in street name may inquire of their bank or broker about the availability of electronic receipt of future annual meeting materials.
      Stockholders who choose electronic receipt of annual meeting materials will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.
Multiple Stockholders Sharing the Same Address
      Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.
      Some street name stockholders elected to receive one copy of the 2004 Annual Report and 2005 Proxy Statement at a shared address prior to the 2005 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520, P.O. Box 1518, Bellevue, Washington 98009.
Vote Required and Method of Counting Votes
      The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.
     Item 1: Election of Directors
      Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed but returned unmarked will be voted FOR the nominees for Class I Director.
      If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

     Items 2 and 3: Stockholder Proposals
      To be approved, each item must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted AGAINST Items 2 and 3.
Expenses of Solicitation
      Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any facsimile, telephone, or personal solicitation by directors, officers, and employees of the Company, which will be made without additional compensation. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.
STOCK OWNERSHIP
      The following list shows the shares of common stock beneficially owned by (a) each director, (b) the Chief Executive Officer and the other four most highly compensated executive officers (collectively the “Named Officers”) and (c) by all directors and executive officers as a group as of December 31, 2004 (amounts shown are rounded to whole share amounts):

	Shares
	Beneficially		Percent
Name	Owned		of Class

James G. Cardillo	44,941	(a)	*
John M. Fluke, Jr.	8,591	(b)	*
Kenneth R. Gangl	22,985	(a)	*
Gerald Grinstein	14,274	(b)	*
David K. Newbigging	3,491	(b)	*
Stephen F. Page	1,757	(b)	*
Robert T. Parry	958	(b)	*
James C. Pigott	8,304,702	(b)(c)	4.8
Mark C. Pigott	2,676,161	(d)(e)	1.5
Thomas E. Plimpton	102,521	(a)	*
William G. Reed, Jr.	299,087	(b)(d)	*
Harry C. Stonecipher	23,639	(b)	*
Michael A. Tembreull	244,462	(a)	*
Harold A. Wagner	18,758	(b)	*
Total of all directors and executive officers as a group (16 individuals)	11,828,621		6.8

*	Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP Plan for which the participant has sole voting power over all shares and investment power as follows: J. G. Cardillo (9,471 total/0 investment), K. R. Gangl (1,690 total/0 investment), T. E. Plimpton (16,738 total/1,914 investment) and M. A. Tembreull (34,279 total/9,001 investment). Includes deferred cash awards accrued as stock units without voting rights under the Deferred Incentive Compensation Plan (the DIC Plan) and the Long Term Incentive Plan (the LTI Plan) as follows: T. E. Plimpton (4,413) and M. A. Tembreull (50,810). Also includes options to purchase shares exercisable within sixty (60) days of December 31, 2004, as follows: J. G. Cardillo (35,470), K. R. Gangl (16,105), T. E. Plimpton (81,370) and M. A. Tembreull (138,350).

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred cash accrued as stock units without voting rights as follows: G. Grinstein (1,783), S. F. Page (551), H. C. Stonecipher (9,894) and H. A. Wagner (10,767).

(c)	Includes 3,251,456 shares held by a charitable trust of which he is a co-trustee and shares voting and investment power.

(d)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(e)	Includes 24,120 shares allocated in the Company’s SIP Plan for which he has sole voting power over all shares and investment power over 4,454; deferred cash awards accrued as 44,894 stock units under the DIC and LTI Plans, and 581,730 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 928,171 shares exercisable within sixty (60) days of December 31, 2004.
ITEM 1: ELECTION OF DIRECTORS
      Three Class I Directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I Directors for a term expiring at the Annual Meeting of Stockholders in 2008. All of the nominees are currently serving as Directors of the Company.
BOARD NOMINEES FOR CLASS I DIRECTORS
(TERMS EXPIRE AT THE 2008 ANNUAL MEETING)
      JOHN M. FLUKE, JR., age 62, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is a director of Cell Therapeutics Inc., American Seafoods Group, LLC and Primus International, Inc. He has served as a director of the Company since 1984.
      STEPHEN F. PAGE, age 65, served as vice chairman and chief financial officer and a director of United Technologies Corporation (UTC), a provider of high technology products and services to the building systems and aerospace industries, from 2002 until his retirement in April 2004. From 1997 to 2002 he was president and chief executive officer of Otis Elevator Co., a subsidiary of UTC. He is also a director of Lowe’s Companies, Inc. and Liberty Mutual Holding Co. Inc. He has served as a director of the Company since 2004.
      MICHAEL A. TEMBREULL, age 58, is Vice Chairman of the Company and has held that position since January 1995. He was Executive Vice President from January 1992 to January 1995 and Senior Vice President from September 1990 to January 1992. He has served as a director of the Company since 1994.
Retiring Class I Director
      GERALD GRINSTEIN, age 72, is chief executive officer of Delta Air Lines, Inc., a global commercial passenger airline, effective January 1, 2004. He retired as non-executive chairman of Agilent Technologies, Inc., a manufacturer of test and measurement instruments, in November 2002 after serving in that position since August 1999. He is a principal of Madrona Investment Group, L.L.C., a private investment company, and on leave as a strategic advisor to the Seattle-based Madrona Venture Fund. Mr. Grinstein served as non-executive chairman of Delta Air Lines, Inc. from August 1997 to October 1999. He served as chairman of Burlington Northern Santa Fe Corp., a railroad transportation company, until his retirement in 1995. He was chairman and chief executive officer of Burlington Northern Inc. from 1991 to 1995. He is a director of Delta Air Lines, Inc., and The Brink’s Company. He has served as a director of the Company since 1997 and will retire from the Board of Directors effective April 25, 2005.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2006 ANNUAL MEETING)
      JAMES C. PIGOTT, age 68, is president of Pigott Enterprises, Inc., a private investment company, and has held that position since 1983. He was chairman and chief executive officer of Management Reports and Services, Inc., a provider of business services, from 1986 until December 1999. He is the uncle of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 1972.
      MARK C. PIGOTT, age 51, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the nephew of James C. Pigott, a director of the Company. He has served as a director of the Company since 1994.
      WILLIAM G. REED, JR., age 66, was chairman of Simpson Investment Company, a forest products holding company and the parent of Simpson Timber Company, from 1971 through June 1996. He served as chairman of the board of Safeco Corporation from January 2001 through December 2002 and as lead independent director from 2000 to 2004. He is a director of Safeco Corporation, Green Diamond Resource Company, The Seattle Times, and Washington Mutual, Inc. He has served as a director of the company since 1998.
CLASS III DIRECTORS (TERMS EXPIRE AT THE 2007 ANNUAL MEETING)
      DAVID K. NEWBIGGING, OBE, age 71, is chairman of Friends Provident plc, a life assurance and asset management company based in the United Kingdom. He has held that position since 2001, having been chairman of Friends Provident Life Office from 1998 to 2001 and a director from 1993. He is also chairman of Faupel Plc, a United Kingdom based company, and Talbot Holdings, Ltd, a Bermuda registered company, and of its operating subsidiaries which are based in the United Kingdom. From 1995 to 1998 he served as chairman of Equitas Holdings Limited, the parent company of a group of reinsurance companies based in the United Kingdom. He is a director of Merrill Lynch & Co. Inc. He has served as a director of the Company since 1999.
      ROBERT T. PARRY, age 65, was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004. In that position, he served on the Federal Open Market Committee of the Federal Reserve System, the governmental body that sets monetary policy and interest rates. He is also a director of Countrywide Financial Corp. He has served as a director of the Company since 2004.
      HARRY C. STONECIPHER, age 68, was president and chief executive officer of The Boeing Company, a manufacturer of aerospace equipment, commercial and military aircraft, and provider of related services, from December 2003 to March 2005. He served as Boeing’s vice chairman from May 2001 to June 2002 and as its president and chief operating officer from August 1997 to May 2001. He was president and chief executive officer of McDonnell Douglas Corporation from 1994 until its merger with Boeing in 1997. He has served as a director of the Company since 2001 and resigned from the Board of Directors effective March 15, 2005.
      HAROLD A. WAGNER, age 69, is non-executive chairman of Agere Systems Inc., a provider of communications components. He has served in that position since 2001. He served as chairman and chief executive officer of Air Products and Chemicals, Inc., a supplier of industrial gases, related equipment and chemicals, from 1992 to 2000, and as its chairman, chief executive officer and president from 1992 to 1998. He is a director of Agere Systems, Inc., CIGNA Corporation, Maersk Inc., and United Technologies Corporation. Mr. Wagner also serves on the Business Advisory Council of A. P. Moller, Inc. He has served as a director of the Company since 1999.
THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE
      The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 4200: John M. Fluke, Jr., Gerald Grinstein, David K. Newbigging, Stephen F. Page, Robert T. Parry, James C. Pigott, William G. Reed, Jr., and Harold A. Wagner.
      Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P. O. Box 1518, Bellevue, WA 98009 or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process, and acknowledge receipt of all written communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the audit committee chairman. Concerns regarding other matters will be directed to the individual director or committee named. If no identification is made, the matter will be directed to the executive committee of the Board.
      The Board of Directors met five times during 2004. Each member attended at least 75% of the combined total of meetings of the Board of Directors and the committees of the Board on which each served except that Mr. Page was not able to attend one of the two meetings held during his tenure due to an engagement scheduled and approved by the Board prior to his election. All PACCAR directors are expected to attend each annual stockholder meeting. All sitting directors attended the annual stockholder meeting in April 2004. The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit	Compensation	Executive	Nominating
Committee	Committee	Committee	Committee

W. G. Reed, Jr.	G. Grinstein	M. C. Pigott	J. C. Pigott
J. M. Fluke, Jr.	J. M. Fluke, Jr.	J. C. Pigott	G. Grinstein
S. F. Page	D. K. Newbigging	W. G. Reed, Jr.	D. K. Newbigging
H. A. Wagner	R. T. Parry
      The Audit Committee selects and evaluates the independent auditors and approves all services they provide; it reviews reports of independent auditors, internal auditors, and the annual financial statements; and it monitors the effectiveness of the audit process, financial reporting, and the corporate compliance programs. The Committee met twice in 2004.
      The Compensation Committee reviews and approves salaries and other compensation matters for executive officers. It administers the LTI Plan, the Senior Executive Yearly Incentive Compensation Plan (SEI Plan), and the DIC Plan. The Committee met six times in 2004.
      The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action once in 2004.
      The Nominating Committee selects candidates for election to the Board of Directors and considers nominees recommended by stockholders. All director nominees must be approved by a majority of the Board’s independent directors. The Committee met five times in 2004.
COMPENSATION OF DIRECTORS
      In 2004, each director who was not an employee was entitled to an annual cash retainer of $60,000. In addition, $60,000 is paid in restricted stock under the RSDC Plan. The retainer and restricted stock are paid on a prorated basis to directors elected during the calendar year. The Company also paid non-employee directors a fee of $7,500 for each Board meeting attended and $5,000 for each committee meeting attended, unless the meeting was held by telephone. A single meeting attendance fee was paid when a board and committee meeting were held on the same day. Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan.

COMPENSATION OF EXECUTIVE OFFICERS
      The Named Officers received the following compensation for each of the last three fiscal years ended December 31, 2004.
Summary Compensation

					Long Term Compensation

					Awards	Payouts

	Annual Compensation				Securities
					Underlying	Long Term
				Other Annual	Options/SARS	Incentive	All Other
Name and Principal Position	Year	Salary	Bonus(a)	Compensation(b)	(Shares)	Payouts(c)	Compensation(d)

M. C. Pigott	2004	$1,215,577	$1,128,000		60,030	$1,237,500	$10,488
Chairman & Chief	2003	1,100,000	1,056,000		110,412	1,068,750	10,489
Executive Officer	2002	1,100,000	1,056,000		126,544	1,068,750	10,691
M. A. Tembreull	2004	836,135	645,000		36,156	703,125	14,394
Vice Chairman	2003	795,000	636,000		66,498	656,250	15,234
	2002	759,346	609,000		71,901	609,376	19,361
T. E. Plimpton	2004	629,231	461,067		24,558	375,000	14,155
President	2003	596,538	456,000		45,168	312,188	15,842
	2002	525,000	378,000		40,263	296,156	14,995
J. G. Cardillo	2004	387,462	227,010	$276,484	8,661	141,041	12,725
Senior Vice President	2003	324,231	184,511	329,926	14,755	124,740	14,080
	2002	313,038	182,367	159,576	16,105	111,983	14,359
K. R. Gangl	2004	353,077	181,305		8,661	125,528	10,250
Vice President	2003	324,231	191,589		14,755	57,750	10,000
	2002	313,038	163,307	281,037	16,105	81,572	10,000

(a)	Bonuses earned in 2004 are determined and paid in 2005.

(b)	Amounts for J. G. Cardillo represent compensation related to an overseas assignment through May 31, 2004 including, but not limited to the following amounts. 2004: housing $68,578; relocation allowance $111,685; tax equalization $75,621. 2003: housing $54,423; automobile $24,496; tax equalization $233,716. 2002: housing $37,695; tax equalization $83,749. Amount reported for K. R. Gangl for 2002 includes forgiveness of a $167,598 loan provided in connection with his hiring and relocation in 1999 and payment of applicable taxes of $111,965. The aggregate amount of the perquisites and other personal benefits for the other Named Officers was less than the required reporting threshold (the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Officer).

(c)	Represents cash awards paid, or payable but deferred at the executive’s election during 2002, 2003, and 2004, that were earned during the 1999-2001 performance cycle, the 2000-2002 performance cycle, and the 2001-2003 performance cycle, respectively.

(d)	2004 amounts represent: (i) the company matching contributions to the SIP Plan of $10,250; (ii) interest on deferred bonus payments and deferred payments under the LTI Plan in excess of 120% of the applicable federal long-term rate prescribed under section 1274(d) of the Internal Revenue Code as follows: M. C. Pigott: $238; M. A. Tembreull: $4,144; T. E. Plimpton: $3,865; J.G. Cardillo $2,475; and K. R. Gangl: $0.

2004 OPTION GRANTS
      Stock options granted in 2004 pursuant to the LTI Plan to the Named Officers are as follows:

	Individual Grants

	Number of
	Securities	Percent of Total
	Underlying	Options Granted to			Grant Date
	Options	Employees in	Exercise or	Expiration	Present
Name	Granted(a)	Fiscal Year	Base Price	Date	Value(b)

M. C. Pigott	60,030	13.1%	$56.953	1/15/2014	$1,132,646
M. A. Tembreull	36,156	7.9	56.953	1/15/2014	682,191
T. E. Plimpton	24,558	5.4	56.953	1/15/2014	463,360
J. G. Cardillo	8,661	1.9	56.953	1/15/2014	163,416
K. R. Gangl	8,661	1.9	56.953	1/15/2014	163,416

(a)	Options granted in 2004 become exercisable on January 1, 2007. This date may be accelerated in the event of a Change in Control of the Company (as defined in the LTI Plan).

(b)	Grant Date Present Value dollar amount was calculated using a variation of the Black Scholes option pricing model using the following assumptions: (i) 44.80% expected share price volatility, (ii) 3.11% risk-free rate of return, (iii) an expected dividend yield of 3.00%, (iv) a five-year expected time of exercise.
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES
      Shown below is information about the exercise of stock options and stock appreciation rights under the LTI Plan by the Named Officers in 2004 and the value of unexercised options on December 31, 2004.

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In–the-Money
	Acquired	Value	Options at FY-End	Options at FY-End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

M. C. Pigott	38,000	$1,697,585	801,627/296,986	$49,219,021/$13,446,480
M. A. Tembreull	93,672	4,501,846	66,449/174,555	3,823,176/ 7,873,014
T. E. Plimpton	12,303	482,459	41,107/109,989	2,365,112/ 4,899,383
J. G. Cardillo	0	0	19,365/ 39,521	1,114,175/ 1,769,837
K. R. Gangl	25,456	1,015,707	0/ 39,521	0/ 1,769,837
LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
      All stock-based awards under the LTI Plan are shown in the Option Grant and Option Exercise tables above. Shown below is information with respect to the contingent cash awards for the 2004-2006 cycle under the LTI Plan:

		Estimated Future Payouts

Name	Performance Period	Threshold	Target	Maximum

M. C. Pigott	1/1/2004 – 12/31/2006	$68,681	$618,750	$1,237,500
M. A. Tembreull	1/1/2004 – 12/31/2006	41,365	372,656	745,312
T. E. Plimpton	1/1/2004 – 12/31/2006	28,097	253,125	506,250
J. G. Cardillo	1/1/2004 – 12/31/2006	4,953	89,250	178,500
K. R. Gangl	1/1/2004 – 12/31/2006	3,963	89,250	178,500

      Awards are tied to achieving Company, business unit and individual goals over a three-year performance period. Company performance goals are based on the Company’s financial performance relative to a select group of companies with similar business characteristics. Business unit and individual performance goals are based on financial and strategic objectives approved by the Compensation Committee on an individual basis.
      The target amount will be earned if Company financial performance ranks above at least half of the Selected Companies and individual and business unit performance are at 100% of goal. The maximum award amount will be earned if Company financial performance ranks above all the Selected Companies and business unit and individual performance are at least 150% of goal. No award will be earned if the Company’s financial performance ranks below 75% of the Selected Companies and business unit and individual performance are below 75% of goal.
Section 16(a) Beneficial Ownership Reporting Compliance
      A report on Form 4 for T. E. Plimpton related to an incentive compensation award deferred into a stock unit account was filed three days late in March 2004 due to an administrative oversight by the Company.
PENSION PLAN
      The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, under the Company’s noncontributory retirement plan and Supplemental Retirement Plan:

	Years of Service

Remuneration	15	20	25	30	35

$ 400,000	$86,529	$115,372	$144,215	$173,057	$201,900
1,000,000	221,529	295,372	369,215	443,057	516,900
1,600,000	356,529	475,372	594,215	713,057	831,900
2,300,000	514,029	685,372	856,715	1,028,057	1,199,400
3,000,000	671,529	895,372	1,119,215	1,343,057	1,566,900
      The Company’s noncontributory retirement plan has been in effect since 1947. The Named Officers participate in this plan on the same basis as other salaried employees. The plan provides benefits based on years of service and salary. The benefit for each year of service, up to a maximum of 35 years, is equal to 1% of salary plus 0.5% of salary in excess of the Social Security Covered Compensation level. Salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes those amounts reported in the “Salary” and “Bonus” columns of the Summary Compensation Table, but it excludes compensation under the LTI Plan. Years of credited service as of December 31, 2004 for the Named Officers are: M. C. Pigott, 26 years; M. A. Tembreull, 34 years; T. E. Plimpton, 28 years; J. G. Cardillo, 13 years; and K. R. Gangl, 5 years. Under his hiring agreement, if Mr. Gangl remains employed for eight years, he will receive seven additional service years under the Plan.
      The Company’s unfunded Supplemental Retirement Plan provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula.
      The Pension Plan Table illustrates approximate retirement benefits at age 65, based on single life annuity amounts. The benefit listed is not subject to any deduction for Social Security or other offset amounts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:
      Under the supervision of the Compensation Committee, the Company has designed its executive pay programs to provide a direct link between Company performance and executive compensation. These programs have been in use for a number of years. The compensation of executive officers under these programs is determined annually by the Compensation Committee, which is composed exclusively of independent directors.
      The Company believes that its executive compensation package should be sufficient to attract and retain highly qualified executives and should provide meaningful incentives for measurably superior performance. The Company’s executive compensation is comprised of three main components: (i) base salaries; (ii) annual cash bonuses intended to focus maximum effort on achieving profitability, individually assigned objectives, and the highest level of product quality; and (iii) long-term incentives in the form of stock options and cash awards intended to focus efforts on achieving long-term growth in net income, return on sales, and return on capital.
      Base Salaries. Salary surveys, including surveys provided by outside consultants, are used to compare base salaries to comparable positions at companies with which the Company competes for executive talent. These surveys include data from a wide variety of Fortune 500 vehicle manufacturing and other large manufacturing companies, including all of the selected companies described in the LTI Plan discussed below (the “Selected Companies”). The surveys include all of the nine companies which comprise the peer group index used in the performance graph set forth later in this proxy statement. The Committee believes it is important to include companies that make up the peer group index and to also include organizations with which the Company competes in the broader market for executive talent. According to the surveys, the base salaries of the Company’s executive officers, including its Chief Executive Officer, were in the median range of the salaries paid by the companies surveyed.
      Annual Cash Bonuses. Annual cash bonuses may range from 0% up to 96% of the executive officer’s base salary. For the Chief Executive Officer and other Named Officers, bonuses are awarded under the Senior Executive Yearly Incentive Compensation Plan (SEI Plan) based on Company performance relative to an overall profit goal established annually by the Compensation Committee. The Committee in its sole discretion may reduce or eliminate any award otherwise earned by the Chief Executive Officer or a Named Officer based on an assessment of individual performance. For all other Executive Officers, bonuses are awarded based upon Company performance relative to an overall profit goal approved by the Compensation Committee and the attainment of one or more individual goals approved by the Chief Executive Officer. In general, these goals involve factors such as the financial performance of the business units for which the executive has direct responsibility, profitability or return on investment, as well as non-financial performance criteria such as market share improvement, product quality, new product development, production efficiencies, and similar specific individual assignments. The individual goals are changed annually, and a level of importance is assigned to each goal on a percentage basis. The calculation of the bonus takes into account both the level of achievement and the assigned importance of the goal. The achievement of each goal is determined separately, and no bonus for a specific goal is paid unless at least 70% of that goal is achieved. The bonuses earned in 2004 and paid in 2005 reflect achievement greater than 100% of the Company’s overall profit goal for 2004.
      Long Term Incentives. Given the cyclical nature of the Company’s business, long term incentives are awarded under the Long Term Incentive Plan (LTI Plan) based on a three-year performance period and are provided through annual grants of stock options and cash incentive awards. The Compensation Committee determines a target award for each executive officer, expressed as a percentage of salary at the date the award is granted. The target award is allocated 85% to stock options and 15% to the cash incentive award. Stock options become exercisable at the end of the three-year performance period and are intended to link the interests of key employees directly with stockholders’ interests through increased individual stock ownership. The exercise price of the stock options is the market price at the time of grant.

      A significant portion (25% to 100%) of the long term cash incentive award is based on overall Company performance measured in terms of the Company’s rank in compound growth of net income, return on sales, and return on capital (weighted equally) when compared to the Selected Companies. The list of Selected Companies, which is periodically revised by the Compensation Committee, has been used for this comparison for a number of years. The Selected Companies are ArvinMeritor, Inc., Caterpillar Inc., Cummins Inc., Dana Corp., Deere & Co., Eaton Corp., Ingersoll-Rand Co. Ltd., Navistar International Corp., and Oshkosh Truck Corp. The Selected Companies are chosen because, in the judgment of the Company’s compensation consultants and the Compensation Committee, they are the most directly comparable to the Company in size and nature of business. The Selected Companies are the same nine companies that make up the Peer Group Index in the performance graph set forth below.
      The remaining portion of the long term cash incentive award is based upon business unit and individual objectives that involve factors similar to those described above for the annual cash bonus, but are measured over a three-year performance cycle. The cash incentive award is based on the Committee’s evaluation of each executive’s achievement of performance objectives during the preceding three years. The target amount will be earned if the Company’s financial performance ranks above at least half of the Selected Companies (the “Comparative Performance Goal”) and business unit and individual performance are at 100% of goal. The maximum award amount will be earned if the Company’s financial performance ranks above all of the Selected Companies and business unit and individual performance are at least 150% of goal. No award will be earned if the Company’s financial performance ranks below 75% of the Selected Companies and business unit and individual performance are below 75% of goal.
      The cash incentive awards paid in 2004 for the three-year cycle ended in 2003 reflect an achievement greater than 100% of the Comparative Performance Goal. The cash incentive awards for each executive officer for the three-year cycle ended in 2004 had not been determined on the date this proxy statement was prepared.
      Chief Executive Officer’s Compensation. The Chief Executive Officer’s compensation is comprised of the same components as other executives: (i) base salary; (ii) an annual cash bonus; and (iii) a long-term incentive in the form of stock options and a cash award.
      The Chief Executive Officer’s 2004 annual cash bonus was based entirely on the Company’s profit goal. The annual bonus earned in 2004 and paid in 2005 reflects an achievement greater than 100% of the goal for 2004. The cash portion of the long-term incentive was based 100% on the Company’s performance during the three-year cycle as compared to the Selected Companies. For the three-year cycle ended in 2003, Company performance resulted in goal achievement greater than 100% of the Comparative Performance Goal. The cash incentive award for the three-year cycle ended in 2004 had not been determined on the date this proxy statement was prepared.
      The LTI Plan and the SEI Plan are structured to allow the Company to preserve tax deductions for performance-based executive compensation under Section 162(m) of the Internal Revenue Code.
THE COMPENSATION COMMITTEE

G. Grinstein, Chairman
J. M. Fluke, Jr.
D. K. Newbigging
R. T. Parry

INDEPENDENT AUDITORS
      Ernst & Young LLP performed the audit of the Company’s financial statements for 2004 and has been selected to perform this function for 2005. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting, and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors has furnished the following report:
      The Audit Committee was comprised of five members, each of whom meets the independence and financial literacy requirements of the SEC and NASDAQ Rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. The Board of Directors designated John M. Fluke, Jr. as audit committee financial expert.
      Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from the Company. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and be filed with the Securities and Exchange Commission.
      The Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for pre-approving all audit and non-audit work performed by Ernst & Young. The audit services engagement terms and fees and any changes to them require Audit Committee pre-approval. The Committee has also pre-approved the use of Ernst & Young for specific categories of non-audit, audit-related, and tax services up to a specific annual limit. Any proposed services exceeding pre-approved limits require specific Audit Committee pre-approval. The Company’s complete pre-approval policy was attached to the Company’s 2004 proxy statement as Appendix E. The Audit Committee has considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of Ernst and Young LLP. The services provided for the year ended December 31, 2004, and December 31, 2003 are as follows:

	In Millions

	2004	2003

Audit	$3.86	$2.19
Audit-Related	.22	.09
Tax	.43	1.08
All Other	.00	.01

	$4.52	$3.37

Audit Fees
      In the year ended December 31, 2004, the independent auditors, Ernst & Young LLP, charged the Company $3.86 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.
Audit-Related Fees
      In the year ended December 31, 2004, the independent auditors, Ernst & Young LLP, billed the Company $0.22 million for audit-related professional services. These services include employee benefit plan

(pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.
Tax
      In the year ended December 31, 2004, the independent auditors, Ernst & Young LLP, billed the Company $0.43 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.
All Other Fees
      In the year ended December 31, 2004, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.
THE AUDIT COMMITTEE

W. G. Reed, Jr., Chairman
J. M. Fluke, Jr.
S. F. Page
H. C. Stonecipher
H. A. Wagner
NOMINATING COMMITTEE REPORT
      The Nominating Committee is comprised of three members, each of whom meets the independence requirements of the NASDAQ Rules. The Committee adopted a written charter outlining its responsibilities that was approved by the Board of Directors. The Nominating Committee charter is available at www.paccar.com/bc/nominatingcommittee.asp.
      The Nominating Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. The Committee may also engage the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors. Mr. Stephen F. Page, elected to the Board in 2004 and a nominee for election in this proxy statement, was recommended to the Committee by a non-management director.
      The Committee has established written criteria for the selection of new directors which are available at www.paccar.com/bc/guidelinesboardmembership.asp. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.
THE NOMINATING COMMITTEE

J. C. Pigott, Chairman
G. Grinstein
D. K. Newbigging

STOCKHOLDER RETURN PERFORMANCE GRAPH
      The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of an industry peer group of companies identified in the graph (the Peer Group Index) for the last five fiscal years ending December 31, 2004. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of ArvinMeritor, Inc., Caterpillar Inc., Cummins Inc., Dana Corp., Deere & Co., Eaton Corp., Ingersoll-Rand Co. Ltd., Navistar International Corp., and Oshkosh Truck Corp. The comparison assumes that $100 was invested December 31, 1999, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	1999	2000	2001	2002	2003	2004

PACCAR Inc	100	116.55	159.51	173.92	329.64	484.99

S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03

Peer Group Index	100	91.25	99.98	96.07	158.03	189.83

STOCKHOLDER PROPOSALS
      The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of written or oral request for such information to the Secretary.
      In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. The Company accepts no responsibility for the proposals.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING ANNUAL ELECTION OF ALL DIRECTORS
      RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director.
      I hope that this proposal can be implemented promptly with each director elected to a one-year term starting in 2006. This would be in a manner similar to the Safeway Inc. 2004 definitive proxy example.
70% Yes-Vote
      Thirty-five (35) shareholder proposals on this topic achieved an impressive 70% average supporting vote in 2004. The Council of Institutional Investors www.cii.org recommends annual election of each Director. The company can provide the email address of this proponent upon request.
Best for the Investor
      Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. “Take on the Street” by Arthur Levitt, page 231
      Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important because poor auditing had a key role in the $200 billion-plus combined market-value loss at Enron, Tyco, WorldCom, Qwest and Global Crossing.
Advancement Begins with a First Step
      I believe that it is important to take the one RESOLVED step above to improve our corporate governance standards since our 2004 governance standards were not impeccable. For instance in 2004 it was reported:

•	PACCAR Director Harold Wagner was designated a “problem director” by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Wagner is the chairperson of the committee that set executive compensation at United Technologies Corporation, which received a CEO Compensation rating of “F” by TCL.

•	The Corporate Library also rated our company “F” in Takeover Defenses.

•	Directors are protected by a poison pill. (The 2004 shareholder proposal to redeem or vote our company’s poison pill won more than a 49% yes-vote in spite of the substantial insider holdings at our company.)

•	Four Directors were each allowed to sit on 5 to 6 Boards — over-extension concern.

•	Directors were allowed up to 32-years tenure — entrenchment concern.

•	Our audit committee allowed a member with 20-years director tenure — independence concern.

•	Shareholders were not allowed to ratify auditors — accountability concern.

•	Executive and nominating committees allowed a member with 32-years director tenure — independence concern.

•	Our Board met only 4-times in a full year — commitment concern.

•	Our Board had no formal governance policy.

•	Shareholders must garner a 67%-vote to make certain key changes — entrenchment concern.

•	Our board does not allow a Lead Director or an Independent Chairman — independence concern.

One Step Forward
      The above slate of sub-par practices reinforce the reason to adopt the one RESOLVED statement above. Annual election of each director will increase director accountability to shareholders.
Elect Each Director Annually
Yes on 2
BOARD OF DIRECTORS’ RESPONSE
      THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:
      It is the Company’s position that PACCAR has an excellent and qualified Board of Directors. The impeccable integrity of Company management, the consistency of superior stockholder returns, especially compared to the Standard & Poor’s 500, and the quality and technology leadership displayed in its products and processes are the result of a dedicated and proactive Board of Directors. PACCAR has earned a net income for 66 consecutive years and paid a dividend every year since 1941. The companies cited in the stockholder proposal cannot match that impressive record.
      In 1986, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. More than 78% of the Company’s outstanding shares voted for the amendment. The Board continues to believe that a classified board (that is, one where only a portion of the board is elected each year) is in the best interests of the stockholders. Currently, the majority of corporations in the Standard & Poor’s 500 have classified boards.
      The Company’s directors are experienced, proven executives and leaders who serve on the boards of other prominent corporations. An experienced, knowledgeable Board of Directors is a tremendous asset to the Company, ensuring that it is managed well and profitably for the benefit of its stockholders. Since the Company’s classified Board of Directors was adopted nineteen years ago, the Company has grown significantly and profitably. Among the Company’s many accomplishments benefiting its stockholders are the following:

•	In 2004, the Company’s total stockholder return was 47% and exceeded the Standard & Poor’s 500 Index for the previous one-, five-and ten-year periods (note the stockholder return graph on page 14).

•	For the period 1986-2004, the Company’s average annual stockholder return (with dividends reinvested) was 21.4% compared to 12.2% for the Standard and Poor’s 500 Index for the same period.

•	For the period 1954-2004, the Company had the second highest return to stockholders of the 71 companies that were on the Fortune 500 list for all 50 years.

•	In its January 2005 edition, Institutional Investor magazine rated PACCAR’s Chairman and Chief Executive Officer, Mark C. Pigott, as one of the top three American CEOs in the Machinery sector.

•	Forbes magazine recognized PACCAR Chairman and Chief Executive Officer Mark C. Pigott as one of the top ten CEOs in the United States in 2002 and 2003.
      A classified board structure provides continuity and stability of leadership and policy because a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board has a solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. This is particularly important in a company like PACCAR that engages in long-term investment programs.

      Directors elected for staggered terms are equally accountable to stockholders as directors elected annually. The Company’s classified Board reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate arms length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entire new Board or even a majority of the Board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to negotiate with the proponent of the change while protecting the interests of all stockholders.
      Approval of this proposal would not automatically result in a change to the Board structure. Under Delaware law, to change the structure of the Company’s Board of Directors, the Board must first authorize an amendment to the Company’s Certificate of Incorporation. The stockholders would then have to approve that amendment with an affirmative vote of two-thirds of the Company’s outstanding shares of common stock.
      The Board believes that a classified board is appropriate for the Company and will serve and protect stockholders’ interests successfully as it has for decades.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.
ITEM 3: STOCKHOLDER PROPOSAL REGARDING A DIRECTOR VOTE THRESHOLD
      Resolved: That the shareholders of Paccar, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-

election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.
BOARD OF DIRECTORS’ RESPONSE
      THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:
      The Company has an excellent history of electing Board members by a substantial majority. For twenty years, over 90 percent of the outstanding shares have been represented at each of the Company’s annual meetings and every director nominee has received an affirmative vote greater than 87 percent of the shares voted through the plurality process. The proposed change is not necessary to ensure stockholder support for the outstanding persons who serve on this Company’s Board of Directors.
      Plurality voting for electing directors is the accepted system among public companies comparable to the Company and is the standard system under the laws of the State of Delaware. The rules governing plurality voting are well understood by stockholders. In a plurality voting system for the election of directors, the nominees with the most votes are elected. A plurality voting system does not prevent stockholders from challenging and defeating Board nominees, but it does ensure that the director nominees with the most votes are elected to fill the positions available. By contrast, in a majority vote system, the result is uncertain if none of the director nominees receives a majority of the votes cast. It is not in the best interest of the Company to implement a majority vote system that does not provide a clear process for determining the outcome in a contested election or in a situation where no nominee receives a majority of the votes cast.
      The Board believes that implementation of the proposal is not appropriate.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2006
      A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 16, 2005, to be considered for inclusion in the proxy materials for the Company’s 2006 Annual Meeting of Stockholders.
      For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Sec. 5) provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address, and number of shares of the Company beneficially owned, a description of the desired business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and other information stated in the Bylaws.
      The Company’s Bylaws (Art. III, Sec. 6) provide that nominations for director by a stockholder must be received by the Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address, and number of shares of the Company beneficially owned, and it must specify certain information relating to the nominee as required under Regulation 14A under the Securities Exchange Act of 1934.
      A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS
      The Company knows of no other business likely to be brought before the meeting.

/s/ J.M. D’Amato

J. M. D’Amato
Secretary
March 18, 2005

Directions to Meydenbauer Center

From I-405 North or Southbound take NE 4th Street exit and head west. Turn right onto 112th Ave NE (heading North). Turn left on NE 6th Street and turn right into Meydenbauer Center’s Parking Garage.

HOVs and Carpools use the NE 6th Street HOV only off-and on-ramps, cross 112th Ave NE staying on NE 6th Street. Turn right into Meydenbauer Center’s Parking Garage.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 26, 2005
10:30 a.m.

Meydenbauer Center
11100 N.E. 6th Street
Bellevue, Washington 98004

Stockholders who consented to access the PACCAR 2004 Annual Report and 2005 Proxy Statement electronically rather than receive paper copies in the mail may view these documents by visiting www.PACCAR.com/financials.asp.

If you would like to access the proxy materials electronically in the future, please visit www.econsent.com/pcar/ and follow the instructions.

777 — 106th Avenue N.E.
Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2005.

The shares of common stock you hold of record on February 28, 2005, will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Item 1, and “AGAINST” Items 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Mark C. Pigott and David K. Newbigging, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.

See reverse for voting instructions.

CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2005.
•	You will be prompted to enter the last 4 digits of your Social Security number and the 7-digit Control Number which is located above.
•	Follow the instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/pcar/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2005.
•	You will be prompted to enter the last 4 digits of your Social Security number and the 7-digit Control Number which is located above to obtain your records and create an electronic ballot.
•	Follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PACCAR Inc, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

▼ Please detach here ▼

The Board of Directors Recommends a Vote “FOR” Item 1.

1. Election of directors:	01 John M. Fluke, Jr.	03 Michael A. Tembreull	☐	Vote FOR all nominees	☐	Vote WITHHELD
	02 Stephen F. Page			(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote “AGAINST” Items 2 and 3.

2.	Stockholder Proposal Regarding Annual Election of the Entire Board of Directors	☐	For	☐	Against	☐	Abstain
3.	Stockholder Proposal Regarding Director Vote Threshold	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 and AGAINST ITEMS 2 and 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as name(s) appears in type. If shares are held by joint owners, all persons should sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.